New York Community Bancorp, Inc. Announces Capital Optimization Plan

Board of Directors Approves a $300 Million Common Share Repurchase Program

WESTBURY, N.Y., Oct. 24, 2018 /PRNewswire/ -- New York Community Bancorp, Inc. (NYSE: NYCB) (the "Company") today announced that its Board of Directors has approved the repurchase of $300 million of the Company's outstanding common stock. The program will be funded by a planned issuance of up to $300 million of subordinated debt.

Commenting on the approval, President and Chief Executive Officer, Joseph R. Ficalora stated, "We are extremely pleased that the Board of Directors has approved us repurchasing our common stock. As we have communicated to the investment community recently, at this time, the best acquisition we can make is of our own shares. The plan has been approved by our regulators and is consistent with our overall capital planning process. It will be accretive to earnings per share, improve our return on equity, and accelerate our internal capital generation. Furthermore, it will have no impact on our total capital ratios or our CRE concentration levels."

About New York Community Bancorp, Inc.

Based in Westbury, NY, New York Community Bancorp, Inc. is a leading producer of multi-family loans on non-luxury, rent-regulated apartment buildings in New York City, and the parent of New York Community Bank and New York Commercial Bank. At September 30, 2018, the Company reported assets of $51.2 billion, loans of $39.8 billion, deposits of $30.3 billion, and stockholders' equity of $6.8 billion.

Reflecting our growth through a series of acquisitions, the Community Bank operates 223 branches through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona, while the Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Investor/Media Contact:
Salvatore J. DiMartino
(516) 683-4286